Insider Trading Policy Doc. No.: L-6 Department Name: Law Last Issue Date: February 8, 2023

I. PURPOSE

FiscalNote Holdings, Inc. (“FiscalNote” or the “Company”) has adopted this policy to prevent insider trading violations or allegations of such violations, to protect FiscalNote’s reputation for integrity and ethical conduct, and to maintain the confidence of securityholders and the public markets. Unlawful insider trading occurs when a person uses Material Nonpublic Information (as defined in Section V below) obtained through employment or other involvement with a company, to make decisions to trade that company’s securities or to provide that information to others to trade. FiscalNote and its directors, officers and employees worldwide must act in a manner that does not misuse material financial or other information that has not been publicly disclosed.

The U.S. Securities and Exchange Commission (“SEC”), U.S. Attorneys and state enforcement authorities investigate and pursue insider trading violations vigorously. Stock market surveillance techniques are sophisticated, and the SEC and other regulatory authorities can identify all parties to every stock trade. Under federal securities laws, individuals who engage in illegal insider trading or tipping can be liable for substantial criminal and civil penalties, including (i) imprisonment for up to 20 years; (ii) criminal fines of up to $5 million; and (iii) civil penalties of up to three times the profits gained or losses avoided. In addition, violation of this policy could result in company-imposed disciplinary action up to and including termination of employment for cause.

It is the policy of the Company that the Company and all its specified Insiders and Designated Outsiders (as defined below) shall fully comply in all respects with the state and federal statutes, regulations and rules regulating transactions by such individuals in Company securities and the use of Company Material Nonpublic Information.

As used in this Policy, the term “trading day” shall mean a day on which the New York Stock Exchange (“NYSE”) or the primary quotation system or national securities exchange on which the Company’s common stock is then traded or listed, is open for trading. As used in this Policy, the term “business day” shall mean a day on which the SEC’s EDGAR system will receive and accept filings.

II. SCOPE OF THE POLICY

A. MY RESPONSIBILITY. This policy covers all directors, officers and employees at all levels of the Company and of each domestic and foreign subsidiary, partnership,

venture or other business association that is effectively controlled by FiscalNote, directly or indirectly (collectively, “Insiders”), and any outsiders who have access to Material Nonpublic Information concerning the Company (collectively, “Designated Outsiders”). This policy also applies to immediate family members of, and family members who share their household with, Insiders and Designated Outsiders, or who do not live with an Insider or Designated Outsider, but whose transactions in Company securities are directed by such Insider or Designated Outsider or are subject to their influence or control. This policy also applies to any entities that an Insider or Designated Outsider influences or controls, including any corporations, limited liability companies, partnerships or trusts.

B. APPLICABLE TRANSACTIONS. This policy applies to any and all transactions involving the Company’s securities (including purchases, sales, gifts and other transactions), including common stock, preferred stock, debt securities, convertible securities and any other type of securities that the Company may issue, as well as derivative securities that relate to or involve Company securities such as put and call options.

C. PUBLICATION OF POLICY; CERTIFICATION OF COMPLIANCE. This policy will be published and available on FiscalNote’s internal intranet (Confluence) and will be provided to directors and Designated Outsiders. Insiders will be required to certify compliance with this policy in connection with their annual certification of compliance with the Company’s Code of Ethical Business Conduct.

III. DIRECTORS & OFFICERS

All directors (the “Directors”) and officers (the “Officers”) of the Company, as defined under Rule 16a-l of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Directors and Officers together, “Section 16 Individual(s)”), are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the SEC. Except as otherwise provided in this policy, Directors and Officers may only effect transactions and/or programs in Company securities in accordance with the provisions of Section VII; provided, however, that the Company’s Compliance Officer (as defined in Section IV, below) may grant exceptions to Section VII below, as the Compliance Officer may determine to be appropriate in light of the facts and circumstances presented for consideration and applicable law.

IV. INSIDER TRADING COMPLIANCE COMMITTEE AND INSIDER TRADING COMPLIANCE OFFICER

A. The Company has designated its General Counsel, together with any employee duly delegated administrative responsibilities hereunder by the General Counsel, as its Insider Trading Compliance Officer (the “Compliance Officer”). The Insider Trading Compliance Committee (the “Compliance Committee”) will consist of the

Compliance Officer, the Company’s Chief Executive Officer (“CEO”) and the Chief Financial Officer. The Compliance Officer will review and either approve or prohibit all proposed transactions and/or plans in Company securities by Section 16 Individuals in accordance with the procedures set forth in Section VII, below. The Compliance Officer shall inform the Compliance Committee of any approved proposed transactions and/or plans.

B. The Compliance Officer’s duties also include but are not limited to:

1.
Administering this policy and monitoring compliance with all provisions and procedures of this policy.
2.
Responding promptly to all inquiries relating to this policy and related procedures.
3.
Administering and monitoring compliance with all federal and state insider trading laws, rules and regulations.
4.
Monitoring all employee training programs and coordinating with the People department to ensure it is completed on a timely basis.
5.
Ensuring that trading blackout periods are established and conducted in accordance with Section VII.B, below.
6.
Ensuring that this policy is periodically reviewed and updated as necessary to reflect changes in federal or state insider trading laws and regulations.
7.
Providing copies of this policy and other appropriate materials to all current and new Insiders and Designated Outsiders.
8.
Assisting the Company personnel in the preparation and filing of all required SEC reports relating to insider trading in Company securities by Insiders including, without limitation, Forms 3, 4 and 5 and Schedules 13D and 13G.

C. The Company’s personnel shall maintain all records and documents required by the provisions of this policy or the procedures set forth herein and retain the Company’s record copies of all required SEC reports relating to insider trading including, without limitation, Forms 3, 4 and 5 and Schedule 13D and 13G, to the extent required under federal securities laws.

D. If the Compliance Officer is unavailable or unable to perform his or her duties at any time, then the Compliance Committee may in writing delegate and reassign the Compliance Officer’s duties for the applicable task.

V. DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A. “MATERIAL” INFORMATION. Information is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about FiscalNote. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of FiscalNote securities or an investor’s decision to buy or sell FiscalNote securities. Both positive and negative information may be material.

Whether particular information is material can change from day to day, so it is important to assess materiality of information with respect to individual disclosures.

For purposes of this policy, there is no one, definitive standard for determining materiality. Materiality is based on an assessment of all the facts and circumstances and is often evaluated by courts and enforcement authorities with the benefit of hindsight.

While it is not possible to provide a complete list of information that could be considered “material,” examples include (but are not limited to):

1.
Financial results or projections for the enterprise as a whole or for a significant business line.
2.
Earnings guidance or changes to previously announced earnings guidance.
3.
Potential mergers, acquisitions, divestitures, tender offers, or joint ventures.
4.
Changes in assets or asset quality.
5.
Significant changes in financial performance or liquidity.
6.
Significant cybersecurity breaches or other incidents.
7.
Changes in Company dividend policy, stock repurchase programs, stock splits or other significant capital allocation matters.
8.
Registered or private offerings of equity or debt securities.
9.
Innovative new products, processes, or discoveries.
10.
Significant developments regarding customers or suppliers.
11.
Actual or threatened litigation or governmental investigations, or the resolution of such litigation or investigations.
12.
Entry into, defaults under, or amendments to or termination of credit facilities.
13.
A conclusion by management or the independent auditors that previously issued financial statements should not be relied upon.
14.
Changes in or disagreements with the independent auditors.
15.
Bankruptcies.
16.
Changes in management or the board of directors.
17.
Changes in compensation policies or programs.
18.
Significant pricing changes or other changes in strategy.

B. “NONPUBLIC” INFORMATION. Material information is “nonpublic” if it has not yet been disseminated in a manner making it available to investors and the public generally. For the purposes of this policy, information will generally be considered public after the close of trading on the first full day following the Company’s public release of the information.

C. GUIDANCE ON TRANSACTIONS. Any Insiders or Designated Outsiders who are unsure whether the information they are aware of is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities. Such information should be presumed to be Material Nonpublic Information until advised to the contrary by the Compliance Officer.

VI. COMPANY PROTECTION

Firewalls may be adopted on a department-to-department basis or a project-to-project basis to prevent the communication of Material Nonpublic Information within the Company. These firewalls will restrict the flow of confidential information to only those employees that need to know the information to perform their jobs effectively. If an employee is unsure whether sharing information with a fellow employee is permissible, they should consult with their manager or the Compliance Officer to determine whether sharing the information is necessary and how much information should be shared.

VII. COMPANY POLICY AND PROCEDURES

A. PROHIBITED ACTIVITIES. The following activities are prohibited:

1.
No Insider or Designated Outsider may effect any transaction in Company securities except as provided by this Section VII.

2.
No Insider or Designated Outsider may “tip” or disclose Material Nonpublic Information concerning the Company to any outside person (including members of his or her immediate family, analysts, individual investors, and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company or authorized by the Compliance Committee. If such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement.

3.
No Insider or Designated Outsider may give trading advice of any kind about the Company to anyone while aware of Material Nonpublic Information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Insiders and Designated Outsiders from giving trading advice concerning the Company to third parties even when the Insiders are not aware of Material Nonpublic Information about the Company.

4.
No Insider or Designated Outsider may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale, or any derivative instrument whose price is partly or wholly affected by changes in the Company’s stock or other securities’ prices.

5.
No Insider or Designated Outsider may conduct margin trades in the Company’s securities or specifically pledge Company securities as covered collateral for a margin purchase.

6.
No Insider or Designated Outsider may establish or utilize a line of credit, loan or other financing mechanism in which Company securities are specifically pledged as covered collateral or borrow against a margin account that holds Company securities as collateral; provided, however that this limitation shall not apply if the margin account permits the individual to designate Company securities as non-marginable and the Company securities are so designated.

7.
No Insider or Designated Outsider may engage in hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments), as such transactions allow such Insider or Designated Outsider to continue to own FiscalNote securities without the full risks and rewards of ownership and as a result, they may not have the same objectives as other stockholders.

8.
For those individuals who are subject to trading windows (as prescribed in Section VII.B.1, below), market limit orders must terminate at the close of the applicable trading window.

9.
No Section 16 Individual may trade in Company securities on a short-term basis (so-called “short-swing sales”), defined as a purchase and a sale or a sale and a purchase within any six-month period, regardless of whether the Section 16 Individual was aware of Material Nonpublic Information at the time of the purchase or sale.

10.
No Insider or Designated Outsider aware of Material Nonpublic Information about another company, such as a supplier or customer, may trade in the securities of the other company until such information has been made public for at least two full trading days.

B. TRADING WINDOWS AND SPECIAL BLACKOUT PERIODS.

1.
Persons Subject to Trading Windows and Special Blackout Periods. The following persons shall be subject to trading windows and special blackout periods as set forth in this policy: (i) Directors; (ii) the CEO; (iii) the direct reports of the CEO; (iv) the direct reports of the CEO’s direct reports; (v) other employees as designated by the Compliance Committee; and (vi) Designated Outsiders; provided, however that individuals, when trading pursuant to a Rule 10b-5-1 plan adopted in accordance with this policy, shall not be subject to trading windows and special blackout periods.

2.
Trading Windows. After obtaining approval from the Compliance Officer in accordance with the procedures set forth in Section VII.C. below to the extent required by a Director or an Officer, any person who is subject to trading windows as provided in Section VII.B.1 may effect transactions in Company securities only during the period beginning at the close of trading on the second full trading day following the Company’s news release of quarterly or year-end earnings and ending at the close of trading on the 20th day of the third month of the fiscal quarter in which the earnings are released; provided, however, that if the 20th day falls on a non-trading day, the trading window shall close at the close of trading on the first trading day following the 20th day of the third month of the quarter.

3.
Special Blackout Periods. When there is Material Nonpublic Information about the Company, the Compliance Committee may designate a special blackout period. During any special blackout period, persons identified in this Section VII may not affect transactions in Company securities until they have been informed by the Compliance Committee that the blackout period is no longer in effect. Insiders or Designated Outsiders shall not disclose to any outside third party that a special blackout period has been designated.

4.
Exceptions for Hardship Cases. The Compliance Committee may, on a case- by-case basis, authorize trading in Company securities outside of the applicable trading window (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the requirements and procedures set forth in Section VII.C.2, below.

5.
Exceptions for Rule 10b5-1 Plans. The restrictions on trading under this Section VII.B, shall not apply to transactions effected pursuant to a Rule

10b5-l trading plan submitted and approved pursuant to Section VII.E, below.

C. PROCEDURES FOR APPROVING TRADES BY DESIGNATED INDIVIDUALS.

1.
Director and Officer Transactions. The following sets forth the procedures to be followed by Directors and Officers effecting certain transactions in Company securities:

a) No Director or Officer may effect any transaction, including gifts and transfers intended to further estate planning purposes, in Company securities until:

(1) the person effecting the transaction(s) has notified the Compliance Officer in writing using Exhibit B of the amount and nature of the proposed transaction(s), and

(2) the Compliance Officer has approved the transaction(s) and certified such approval in writing

b) Any such transaction must be made during an open trading window or pursuant to a Rule 10b5-1 trading plan submitted and approved pursuant to Section VII.E, below, and adopted during an open trading window.

c) On the day that the authorized Director or Officer effects an approved transaction, the individual must report the details to the Compliance Officer.

2.
The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading window due to financial hardship or other hardships only after:

a) the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s);

b) the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of Material Nonpublic Information concerning the Company;

c) the Compliance Officer has determined that the proposed transaction is not otherwise in violation of applicable law; and

d) the Compliance Officer has approved the trade(s) and certified such approval in writing.

3.
Expiration of Authorization. The approval by the Compliance Officer of any proposed transaction under Section VII.C will expire five trading days after receipt of approval. If the authorized individual does not affect the proposed transaction within that five-trading day period, the individual must reapply for approval of any proposed transaction. If clearance of the transaction is denied, the fact of such denial must be kept confidential.

4.
No Obligation to Approve Transactions. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any transaction requested by a Director, Officer or hardship applicants. The Compliance Officer may reject any transaction requests in his or her sole discretion.

D. EMPLOYEE BENEFIT PLANS.

1.
Company Stock Plans. The trading prohibitions and restrictions set forth in this policy do not apply to regular, periodic contributions by the Company or employees to employee benefit plans (e.g., employee stock purchase plan) that are used to purchase Company securities pursuant to the employees’ advance instructions. However, Officers or employees may not alter their instructions regarding the purchase or sale of Company securities in such plans while aware of Material Nonpublic Information. Reallocations of moneys held in funds that are based upon Company securities or plan loans that require the liquidation of a part of plan funds that are based on Company securities are subject to the restrictions as set forth in this policy. Any such reallocations must be made during an open trading window.

2.
Stock Options. The trading prohibitions and restrictions of this policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, but not to “exercise and hold” transactions (i.e., the acquisition of Company securities through exercises of stock options granted by the Company under equity compensation plans which do not involve the sale of Company securities to fund the exercise price or tax obligations owed in connection with such exercise).

3.
Restricted Stock and RSUs. The trading prohibitions and restrictions of this policy apply to all sales of stock received in connection with the vesting of restricted stock or restricted stock units granted by the Company. The forfeiture of shares to the Company to pay the tax obligation at vesting is not subject to the restrictions of this policy.

E. RULE 10b5-1 TRADING PLANS. Rule 10b5-1 under the Exchange Act establishes a safe harbor for liability under Rule 10b-5 for trades by insiders that are made pursuant to a written plan that was adopted at a time when the insider was not aware of Material Nonpublic Information. Insiders and Designated Outsiders may affect transactions in Company securities pursuant to a Rule 10b5- l plan. Any such plan shall (i) meet the requirements of Rule 10b5-1, (ii) be adopted during an open trading window, (iii) be expressly authorized by the Compliance Officer, and (iv) be subject to the guidelines set forth in Exhibit A. Once a Rule 10b5-1 plan is properly established in accordance with this policy, trades may be made at any time in accordance with the provisions set forth in such plan. Note that trades made pursuant to Rule 10b5-1 plans by Directors and Officers must still be reported to the Compliance Officer and Compliance Committee pursuant to this Section VII.

VIII. POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A. CIVIL AND CRIMINAL PENALTIES. The consequences of prohibited insider trading or tipping are severe. Persons violating insider trading or tipping rules can be liable for substantial criminal and civil penalties, including (i) imprisonment for up to 20 years; (ii) criminal fines of up to $5 million (and up to $25 million for entities); and (iii) civil penalties of up to three times the profits gained or losses avoided. Substantial civil and criminal penalties may also be imposed upon the Company.

B. COMPANY DISCIPLINE. Violation of this policy or federal or state insider trading or tipping laws by any Insider or their family members may subject the Insider to disciplinary action by the Company, which may include, but not be limited to, termination for cause.

C. REPORTING OF VIOLATIONS. Any Insider who violates this policy or any federal or state laws governing insider trading or tipping or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the other Compliance Committee members and the Company’s legal counsel, will determine whether the Company should release any Material Nonpublic Information, and/or whether the Company should report the violation to the SEC or other appropriate governmental authority.

IX. CONFIDENTIALITY

Serious problems could be caused for the Company and Insiders by unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in Company securities. Therefore, Insiders shall not discuss internal matters or developments with anyone outside of the Company, except as required in the performance of regular job requirements.

This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be made by customers (except for ordinary-course customer-sales representative discourse), the press, investment analysts or others in the financial community. Unless an Insider is expressly authorized to the contrary, if an Insider receives any inquiries of this nature, he or she should decline comment and refer the inquiry to the Compliance Committee.

X. QUESTIONS

Please direct all questions regarding any of the provisions or procedures of this policy to the Compliance Officer.

EXHIBIT A

10b5-1 Plans

1. Trading Plans. Trading programs established pursuant to Section VII.E. of the FiscalNote Holdings, Inc. Insider Trading Policy are limited to:

A written program which permits automatic trading of the Company’s stock through a third- party broker (a “Plan”) established by a member of the Board of Directors, an officer, or an employee of the Company (a “Plan Eligible Person”). The Plan document must specify the number of shares to be purchased or sold, the price(s) at which the transaction(s) are to take place, and the date(s) on which transaction(s) are to take place. Alternatively, the Plan may establish an objective formula for any or all of these criteria (e.g., the number of shares could be specified as a percentage of the holdings of the Plan Eligible Person).

2. Additional Plan Restrictions. All Plans shall also be subject to the following restrictions:

(a) No Plan may be established at a time when the Plan Eligible Person is aware of any Material Nonpublic Information.

(b) A Plan Eligible Person may not adopt overlapping Plans or “single trade” Plans absent limited circumstances and the approval of the Chief Compliance Officer.

(c) Each Plan Eligible Person shall represent that any Plan was entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws, including, without limitation, Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, and that such Plan Eligible Person will act in good faith with respect to the Plan at all times during the effectiveness of such Plan. The Company may immediately terminate any Plan that it determines was put in place either (i) not in good faith or (ii) as part of a plan or scheme to evade the prohibitions of the securities laws.

(d) Any Plan Eligible Person preparing a Plan must allow for the cancellation of a transaction and/or suspension of a Plan upon notice and request by the Company to the extent the Plan or any proposed trade (i) fails to comply with applicable law (e.g., exceeding the number of shares which the Plan Eligible Person may sell under Rule 144 in a rolling three month period), or (ii) would create material adverse consequences for the Company (e.g., due to the imposition of a lock-up agreement on the Company officers).

(e) Once a Plan is established, transactions may not be affected by the Plan Eligible Person prior to the thirty-first (31st) calendar day following the date of establishment of the Plan; provided, however, Directors and Officers may not effect transactions pursuant to a Plan until the later of (i) 90 days or (ii) two (2)

business days following disclosure of the Company’s financial results relating to the quarter in which the Plan was adopted, not to exceed 120 days; provided, further, in addition to the requirements in clause (g), any modification to an existing Plan shall be treated as a cancellation of such Plan and the adoption of a new Plan which is subject to the restricted periods set forth in this clause (e).

(f) Once a Plan is established, the Plan Eligible Person may not engage in any separate transaction which directly or indirectly alters or offsets an authorized transaction made under the Plan (e.g., a hedging transaction).

(g) Once a Plan is established, any change or deviation to, or termination of, the Plan shall (i) require approval of the Compliance Officer, (ii) be made only during an open trading window, and (iii) be effective thirty (30) calendar days from the date of the modification and, in the case of a proposed change or deviation to any one or more of (x) the amount of shares covered by the Plan, (y) the price at which shares are proposed to be traded under the Plan, or (z) the date or dates on which trades are to be executed under the Plan, will be treated as a new Plan and be subject to the requirements of clause (e), above, before such changes or deviations may take effect.

(g) Following written notification to the Compliance Officer, a Plan may be terminated prior to the stated termination date of the Plan. Any replacement Plan shall be put into effect in accordance with the provisions of this policy, subject to the restricted periods prescribed in clause (e), above.

3. Disclosure. The key terms of this policy, set forth herein and in Section VII.E. of the Insider Trading Policy, and Plans established pursuant to it (and trades made pursuant thereto or terminations thereof) shall be disclosed by the Company in filings with the SEC pursuant to applicable rules and regulations of the Sec as in effect from time to time, as may be determined by the Company in its discretion. The Company shall not have any liability to any Plan Eligible Person as a result of the establishment of a Plan, any Company disclosure with respect thereto, or in respect of any cancellation or transactions and/or suspension or termination of a Plan as discussed above.

EXHIBIT B

FISCALNOTE APPROVAL FORM FOR

TRADING BY DIRECTORS AND CORPORATE EXECUTIVES

NAME:_______________________ TITLE:______________________

EMPLOYEE ID/SSN (last 4 digits): _______________________________________________

PROPOSED TRADE (BUY/SELL/GIFT/ETC):______________________________________

PROPOSED TRADE DATE:_____________________________________________________

TYPE OF SECURITY TO BE TRADED:___________________________________________

TYPE OF TRADE NUMBER OF SHARES TO BE TRADED:__________________________

REASON(S) FOR TRADING:____________________________________________________

EXAMPLES OF MATERIAL NONPUBLIC INFORMATION

While it is not possible to provide a complete list of information that could be considered “material,” examples include (but are not limited to):

1.
Financial results or projections for the enterprise as a whole or for a significant business line.
2.
Earnings guidance or changes to previously announced earnings guidance.
3.
Potential mergers, acquisitions, divestitures, tender offers, or joint ventures.
4.
Changes in assets or asset quality.
5.
Significant changes in financial performance or liquidity.
6.
Significant cybersecurity breaches or other incidents.
7.
Changes in Company dividend policy, stock repurchase programs, stock splits or other significant capital allocation matters.
8.
Registered or private offerings of equity or debt securities.
9.
Innovative new products, processes, or discoveries.
10.
Significant developments regarding customers or suppliers.
11.
Actual or threatened litigation or governmental investigations, or the resolution of such litigation or investigations.
12.
Entry into, defaults under, or amendments or termination of credit facilities.

13.
A conclusion by management or the independent auditors that previously issued financial statements should not be relied upon.
14.
Changes in or disagreements with the independent auditors.
15.
Bankruptcies.
16.
Changes in management or the board of directors.
17.
Changes in compensation policies or programs.
18.
Significant pricing changes or other changes in strategy.

I,_______________________________, hereby certify that I am not in possession of any "material nonpublic information" concerning the Company (as defined in the Company's "Insider Trading Policy "). I understand that if I trade while possessing such information, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company up to and including termination for cause.

Signature______________________________________ Date____________________

Note: If approved, you are required to provide to the Compliance Officer on the day of the actual trade the details of the trade, supported by your broker’s advice for all trades in FiscalNote stock to assist the FiscalNote staff in the preparation and filing of all required SEC insider stock ownership reports.

EXHIBIT C

REVIEW AND DECISION

The undersigned hereby certifies that he/she has reviewed the foregoing application and

___________ APPROVES (valid for 5 business days) ___________ PROHIBITS the proposed trade(s).

Insider Trading Compliance Officer (or Designee) __________________________

COMMENTS: ______________________________________________________

_______________________________________________________

AUTHORIZED CONTACT: _____________________________________________

AUTHORIZED CONTACT PHONE: ______________________________________

ACTION: __________ NEW_____________ REVISION

TRANSACTION RESTRICTIONS: YES NO

If Yes, provide approved transaction types___________________________________

OPEN WINDOW DATE: ________________________________________________

CLOSED WINDOW DATE: ______________________________________________

Reporting Status:

16B Indicator: Any participant who you deem as 16B will be included in Form 4 reporting when they participate in the change of beneficial ownership of the corporation’s stock. 16B Indicator must be set to Y for reportable transactions to appear on the PSW Form 4 report.

144 Filer: Any participant who, by definition, is required to file a Form 144 for sales of the corporation’s stock.

Note: By providing this clearance, you confirm that the Company named in the template is in compliance with the 1934 Act current public information reporting requirements contained in Rule 144(c)(1)